UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2010

River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Clifty Drive, P.O. Box 1590, Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)

(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   Entry Into a Material Definitive Agreement

On March 3, 2010, River Valley Financial Bank (the “Bank”), the wholly-owned federal savings bank subsidiary of River Valley Bancorp (the “Registrant”), entered into a Branch Purchase and Assumption Agreement (the “Purchase Agreement”) with The New Washington State Bank (“New Washington”). New Washington is an Indiana commercial bank that has its home office in New Washington, Indiana, and operates a branch banking office at 2675 Charlestown Road, New Albany, Indiana (the “Branch Office”). The Purchase Agreement sets forth the terms and conditions for the Bank to acquire certain assets and assume certain liabilities of New Washington’s Branch Office and thereafter operate the Branch Office as the Bank’s branch.

The Bank’s acquisition of the Branch Office is subject to various customary closing conditions, including regulatory approval by the Office of Thrift Supervision. The Registrant anticipates that the transaction will close in the third quarter of 2010, and in any event, the closing is to occur within 15 days of fulfilling or waiving the conditions to closing.

Pursuant to the Purchase Agreement, the Bank will acquire the following assets of the Branch Office:  (i) the real estate, buildings and fixtures relating to operation of the Branch Office; (ii) certain fixed assets and tangible personal property in use at the Branch Office; (iii) certain contracts; (iv) cash on hand; (v) certain prepaid expenses; and (viii) the Branch Office’s facsimile and telephone numbers. In addition, the Bank will assume substantially all deposits associated with the Branch Office.

In consideration for this transaction, the Bank will pay New Washington $575,000, subject to some adjustments for prepaid prorated expenses. Moreover, the Bank will pay all accrued and unpaid real and personal property taxes associated with the Branch Office at the closing. This purchase price will be reduced by the deposits assumed by the Bank at closing. As of December 31, 2009, those deposits totaled approximately $3.2 million.

New Washington and the Bank make certain customary representations and warranties in the Purchase Agreement, including representations and warranties by New Washington concerning the Branch Office and the assets and liabilities to be transferred to and assumed by the Bank. Those representations and warranties will, subject to certain threshold limitations, survive the closing for 18 months.

For one year after the closing, New Washington cannot solicit the deposit customers acquired by the Bank for banking business, subject to limited exceptions.

If the transaction contemplated by the Purchase Agreement is not consummated by December 31, 2010, the Purchase Agreement will terminate, unless the date is extended by mutual written consent of the parties.

The foregoing description is a summary of the terms and conditions of the Purchase Agreement and is qualified in its entirety by reference to the entire Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ITEM 8.01.   Other Events

On March 3, 2010, the Registrant issued a press release announcing the execution of the definitive agreement to acquire the bank branch operated by The New Washington State Bank in New Albany, Indiana.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Branch Purchase and Assumption Agreement by and among River Valley Financial Bank and The New Washington State Bank
99.1	Press Release dated March 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 8, 2010	River Valley Bancorp

	By:	/s/ Matthew P. Forrester
Matthew P. Forrester
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	Branch Purchase and Assumption Agreement by and among River Valley Financial Bank and The New Washington State Bank	Attached
99.1	Press Release, dated March 3, 2010	Attached